CREDIT AGREEMENT

among

RUDDICK CORPORATION
as Borrower,

THE LENDERS PARTIES HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of May 14, 2002

WACHOVIA SECURITIES, a trademark of FIRST UNION SECURITIES, INC.
as Sole Arranger and Book Runner

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TABLE OF CONTENTS

ARTICLE II THE REVOLVING LOANS; AMOUNT AND TERMS

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Schedules

Schedule 1.1(a)        Account Designation Letter
Schedule 1.1(b)        Existing Letters of Credit
Schedule 2.1(a)        Lenders and Commitments
Schedule 2.1(b)(i)    Form of Notice of Borrowing
Schedule 2.1(d)        Form of Revolving Note
Schedule 2.9            Form of Notice of Conversion/Extension
Schedule 2.16          Section 2.16 Certificate
Schedule 9.2            Lenders' Lending Offices
Schedule 9.6(c)        Form of Commitment Transfer Supplement

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              CREDIT AGREEMENT, dated as of May 14, 2002, among RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), the several banks and other financial institutions as may from time to time become parties to this Agreement (collectively, the "Lenders"; and individually, a "Lender"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the "Agent" or the "Administrative Agent").

                                                                   W I T N E S S ETH:

    WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower as more particularly described herein;

    WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

    As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

    "Account Designation Letter" shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1(a).

    "Administrative Agent" shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

    "Affiliate" shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

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    "Agreement" shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

    "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. For purposes hereof: "Prime Rate" shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia Bank, National Association as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

    "Alternate Base Rate Loans" shall mean Revolving Loans that bear interest at an interest rate based on the Alternate Base Rate.

    "Applicable Margin" shall mean, for the purposes of calculating (i) the applicable interest rate for the Interest Period for any LIBOR Rate Loan, (ii) the applicable interest rate for any Alternate Base Rate Loan or any LIBOR Market Index Rate Loan, (iii) the applicable rate for the Commitment Fee for purposes of Section 2.3(a) hereof and (iv) the applicable rates for Standby Letter of Credit Fees and Trade Letter of Credit Fees, the percentages per annum set forth below. Such Applicable Margin shall be (A) determined as of the last day of each fiscal quarter of the Borrower (the "Determination Date") based upon the Consolidated Leverage Ratio as of the last day of each such fiscal quarter (such calculation to be made based upon the financial statements as of such date and for the period then ended delivered pursuant to Section 5.1(a) hereof and applied retroactively to such Determination Date) and (B) applicable to all LIBOR Rate Loans made, renewed or converted, all LIBOR Market Index Rate Loans and Alternate Base Rate Loans outstanding and any Commitment Fee, Standby Letter of Credit Fee and Trade Letter of Credit Fee accruing, as the case may be, on or after the most recent Determination Date to occur, as specified below:

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Consolidated Leverage Ratio	Applicable Margin for LIBOR Market Index Rate Loans, LIBOR Rate Loans and Standby Letter of Credit Fees	Applicable Margin for Trade Letter of Credit Fees	Applicable Margin for Alternate Base Rate Loans	Applicable Margin for Commitment Fee

≥ 3.31	1.25%	0.625%	0.25%	0.300%

<3.30 but >3.21	1.00%	0.50%	0.00%	0.250%

<3.20 but >2.75	0.75%	0.375%	0.00%	0.225%

<2.75	0.625%	0.3125%	0.00%	0.225%

    "Authorized Officer" shall mean any of the President, Vice President-Finance and Principal Accounting Officer (for Securities and Exchange Commission reporting purposes) of the Borrower.

    "Bankruptcy Code" shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

    "Borrowing Date" shall mean, in respect of any Revolving Loan, the date such Revolving Loan is made.

    "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

    "Capital Lease" shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

    "Change in Control" shall mean (i) the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Borrower or its Restricted Subsidiaries, or any employee benefit plan of the Borrower or its Restricted Subsidiaries which acquires beneficial ownership of voting securities of the Borrower) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of common stock of the Borrower or the combined voting power of the Borrower's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the Closing

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Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the Closing Date whose election, or nomination for election by the Borrower's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Borrower of a reorganization, merger or consolidation, in each case with respect to which Persons who were the stockholders of the Borrower immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities.

    "Closing Date" shall mean the date of this Agreement.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Commitment" shall mean the Revolving Commitment and the LOC Commitment, individually or collectively, as appropriate.

    "Commitment Percentage" shall mean the Revolving Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

    "Commitment Period" shall mean the period from and including the Closing Date to but not including the Termination Date.

    "Commitment Transfer Supplement" shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

    "Consolidated Adjusted Funded Debt" shall mean, as of any date of computation, the sum of (i) Consolidated Funded Debt as of such date plus (ii) the product of consolidated rent expense for the four consecutive fiscal quarters then ending times eight.

    "Consolidated Current Liabilities" shall mean, as of any date of computation, the current liabilities of the Borrower and its Subsidiaries on a consolidated basis.

    "Consolidated EBITDA" shall mean, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) consolidated interest expense, (iii) taxes accrued on income, (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with GAAP.

    "Consolidated EBITDAR" shall mean, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) consolidated interest expense, (iii) taxes accrued on income, (iv) amortization, (v) depreciation, and (vi) rent expense, all determined on a consolidated basis in accordance with GAAP.

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    "Consolidated Fixed Charge Ratio" shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) the sum of Consolidated Net Income, plus Consolidated Fixed Charges plus income taxes (each computed for the four consecutive fiscal quarterly periods then ending), to (ii) Consolidated Fixed Charges (computed for the four consecutive fiscal quarter periods then ending).

    "Consolidated Fixed Charges" shall mean, for any applicable period of computation, consolidated net interest expense plus consolidated rent expense under operating leases for the period of the Borrower and its Subsidiaries.

    "Consolidated Funded Debt" shall mean, as of any date of computation, all Indebtedness which constitutes consolidated long term debt of the Borrower and its Subsidiaries, including (a) any Indebtedness with a maturity more than one year after the creation of such Indebtedness and (b) any portion thereof included in Consolidated Current Liabilities.

    "Consolidated Leverage Ratio" shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Adjusted Funded Debt as of such date to (b) Consolidated EBITDAR for the four consecutive quarterly periods then ending.

    "Consolidated Minority Interest" shall mean as of any date of computation, minority interest in the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" shall mean, for any applicable period of computation, the consolidated net income of the Borrower and its Subsidiaries, after provision for taxes, but excluding as of the date recorded and for the next four fiscal quarters ended thereafter certain charges of the Borrower and its Subsidiaries that will result from the consummation of certain strategic plans of Harris Teeter, Inc. and American & Efird, Inc., as set forth in Borrower's letter to Wachovia Bank, N.A. dated June 19, 2001, in an aggregate pre-tax amount not to exceed $55,000,000, anticipated to be recorded in June, 2001, but only to the extent such charges are actually so recorded.

    "Consolidated Shareholders' Equity" shall mean, as of any date of computation, shareholders' equity of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

    "Consolidated Tangible Net Worth" shall mean, as of any date of computation, Consolidated Shareholders' Equity reduced by the recorded net balances of copyrights, patents, trademarks, goodwill, capitalized advertising costs, organization costs, licenses, franchises, exploration permits and import and export permits.

    "Consolidated Total Assets" shall mean, as of any date of computation, the aggregate amount of all assets or resources of the Borrower and its Subsidiaries on a consolidated basis.

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    "Consolidated Total Capitalization" shall mean, as of any date of computation, the total of Consolidated Funded Debt, Consolidated Minority Interest and Consolidated Shareholders' Equity of the Borrower and its Subsidiaries.

    "Credit Documents" shall mean this Agreement, each of the Revolving Notes, the Letters of Credit and the LOC Documents.

    "Default" shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

    "Defaulting Lender" shall mean, at any time, any Lender that, at such time (a) has failed to make a Revolving Loan required pursuant to the terms of this Credit Agreement, has failed to pay to the Administrative Agent or any other Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent by its principal regulator or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

    "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

    "Domestic Lending Office" shall mean, initially, the office of each Lender designated as such Lender's Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify in a notice to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans and LIBOR Market Index Rate Loans of such Lender are to be made.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Eurodollar Reserve Percentage" shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

    "Event of Default" shall mean any of the events specified in Section 7.1.

    "Existing Letters of Credit" shall mean each of the letters of credit issued by Wachovia Bank, National Association prior to the Closing Date and listed on Schedule 1.1(b).

    "Extension of Credit" shall mean, as to any Lender, the making of a Revolving Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

    "Federal Funds Effective Rate" shall have the meaning set forth in the definition of "Alternate Base Rate".

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    "Fee Letter" shall mean the letter agreement dated March 22, 2002 addressed to the Borrower from the Administrative Agent, as amended, modified or otherwise supplemented.

    "Fiscal Year" shall mean the 52/53-week fiscal period of the Borrower ending on the Sunday closest to September 30 of each calendar year.

    "Fiscal Year End" shall mean the last day of the Borrower's Fiscal Year.

    "GAAP" shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set forth in Section 5.1 to the provisions of Section 1.3.

    "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Indebtedness" shall mean all obligations for borrowed money or the deferred purchase price of property or services, obligations in connection with letters of credit, capitalized lease obligations determined in accordance with Statement No. 13 of the Financial Accounting Standards Board as in effect as of the date of this Agreement, and guarantees of the foregoing, but shall exclude any such obligations or guarantees of an Unrestricted Subsidiary or any such obligations or guarantees of or by the Borrower to an Unrestricted Subsidiary unless such obligations of or by the Borrower to an Unrestricted Subsidiary are deemed to be material with regard to financial reporting in accordance with GAAP.

    "Insolvency" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

    "Insolvent" shall mean being in a condition of Insolvency.

    "Interest Payment Date" shall mean (a) as to any Alternate Base Rate Loan or any LIBOR Market Index Rate Loan, the last day of each March, June, September and December and on the applicable Termination Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, the day which is three months after the first day of such Interest Period and the last day of such Interest Period.

    "Interest Period" shall mean, with respect to any LIBOR Rate Loan,

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and                                                                                              7
(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
  provided that the foregoing provisions are subject to the following:

    (A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

    (B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

    (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a LIBOR Market Index Rate Loan to replace the affected LIBOR Rate Loan;

    (D) no Interest Period shall extend beyond the Termination Date; and

    (E) no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

     "Issuing Lender" shall mean (i) Wachovia Bank, National Association or (ii) such other Lender reasonably acceptable to the Administrative Agent selected by the Borrower from time to time to issue a Letter of Credit.

    "Issuing Lender Fees" shall have the meaning set forth in Section 2.3(c).

    "Letters of Credit" shall mean the Existing Letters of Credit and any letter of credit issued by an Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

    "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in

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Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to such LIBOR Rate Loan are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

    "LIBOR Lending Office" shall mean, initially, the office of each Lender designated as such Lender's LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

    "LIBOR Market Index Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate for one (1) month Dollar deposits as reported on Dow Jones Telerate page 3750 (or any successor page) at approximately 11:00 a.m. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day. If for any reason such rate is not available, the term "LIBOR Market Index Rate" shall mean, for any LIBOR Market Index Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day, for one (1) month Dollar deposits; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR Market Index Rate" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to such LIBOR Market Index Rate Loan are being offered to leading banks at approximately 11:00 A.M. London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day, for settlement in immediately available funds by leading banks in the London interbank market for one (1) month Dollar deposits.

    "LIBOR Market Index Rate Loan" shall mean Revolving Loans the rate of interest applicable to which is based on the LIBOR Market Index Rate.

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    "LIBOR Rate" shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

            LIBOR Rate =                  LIBOR
                                   1.00 - Eurodollar Reserve Percentage

    "LIBOR Rate Loan" shall mean Revolving Loans the rate of interest applicable to which is based on the LIBOR Rate.

    "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

    "LOC Commitment" shall mean the commitment of the Issuing Lender(s) to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

    "LOC Commitment Percentage" shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

    "LOC Committed Amount" shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.2 and, individually, the amount of each Lender's LOC Commitment as specified in Schedule 2.1(a).

    "LOC Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

    "LOC Obligations" shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender(s) but not theretofore reimbursed.

    "Moody's" shall mean Moody's Investors Service, Inc.

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    "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Notice of Borrowing" shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

    "Notice of Conversion" shall mean the written notice of extension or conversion as referenced and defined in Section 2.9.

    "Obligations" shall mean, without duplication, all of the obligations of the Borrower to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Agreement, the Revolving Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

    "Participation Interest" shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.2.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

    "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

    "Plan" shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

    "Prime Rate" shall have the meaning set forth in the definition of Alternate Base Rate.

    "Property or Equipment" shall mean any interest in any kind of property, equipment, or asset, whether real, personal, or mixed, or tangible or intangible.

    "Purchasing Lenders" shall have the meaning set forth in Section 9.6(b).

    "Register" shall have the meaning set forth in Section 9.6(c).

    "Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

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    "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

    "Required Lenders" shall mean Lenders holding in the aggregate more than 50.0% of the sum of (a) all Revolving Loans and LOC Obligations then outstanding at such time plus (b) the aggregate unused Revolving Commitments at such time (treating for purposes hereof in the case of LOC Obligations, in the case of any Issuing Lender, only the portion of the LOC Obligations of such Issuing Lender which is not subject to the Participation Interests of the other Lenders and, in the case of the Lenders other than such Issuing Lender, the Participation Interests of such Lenders in LOC Obligations hereunder); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations owing to such Defaulting Lender and such Defaulting Lender's Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

    "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Restricted Payment" shall mean the declaration or payment of any dividend (other than dividends payable solely in common stock of the Borrower) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of capital stock of the Borrower or any Restricted Subsidiary or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Borrower or any Restricted Subsidiary or otherwise.

    "Restricted Subsidiary" shall mean any Subsidiary that is not an Unrestricted Subsidiary.

    "Revolving Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof or in connection with any assignment made in accordance with the provisions of Section 9.6(b).

    "Revolving Commitment Percentage" shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be increased or reduced pursuant to Section 2.4(a) or in connection with any assignment made in accordance with the provisions of Section 9.6(b).

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    "Revolving Committed Amount" shall mean, with respect to the Lenders collectively, the aggregate amount of all Revolving Commitments as defined in Section 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof, and, with respect to each Lender, the amount of such Lender's Revolving Commitment as specified on Schedule 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof or in connection with any assignment made in accordance with the provisions of Section 9.6(b).

    "Revolving Loan" shall have the meaning set forth in Section 2.1.

    "Revolving Note" or "Revolving Notes" shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

    "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

    "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

    "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan.

    "Standby Letter of Credit Fee" shall have the meaning set forth in Section 2.3(b).

    "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

    "Taxes" shall have the meaning set forth in Section 2.16.

    "Termination Date" shall mean May 14, 2005, as extended from time to time in accordance with Section 2.19 hereof.

    "Trade Letter of Credit Fee" shall have the meaning set forth in Section 2.3(b).

    "Tranche" shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a "LIBOR Tranche".

    "Transfer Effective Date" shall have the meaning set forth in each Commitment Transfer Supplement.

    "2.16 Certificate" shall have the meaning set forth in Section 2.16.

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    "Type" shall mean, as to any Revolving Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or LIBOR Market Index Rate Loan, as the case may be.

    "Unrestricted Subsidiary" shall mean any subsidiary created or acquired by the Borrower or its Restricted Subsidiaries which is incorporated outside the United States or substantially all of the business of which is carried on outside the United States.

Section 1.2  Other Definitional Provisions.

    (a) Unless otherwise specified therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in the Revolving Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

    (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

    (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

 Section 1.3  Accounting Terms.

    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Section 5.1 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.1 for such purpose), then the Borrower' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. The Borrower and the Required Lenders shall negotiate in good faith to amend such financial covenants in Section 5.1 to eliminate the effect of such changes in GAAP on the operation of such covenants.

    The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above but which change in

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application of accounting principles would have a material effect on the financial position of the Borrower and (ii) if material, a reasonable estimate of the effect on the financial statements on account of such changes in application.

ARTICLE II

THE REVOLVING LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender's outstanding Revolving Loans plus such Lender's LOC Commitment Percentage of LOC Obligations shall not exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the Revolving Committed Amount. For purposes hereof, the aggregate principal amount of Revolving Loans plus LOC Obligations that may be outstanding at any time under this Section 2.1(a) shall not exceed ONE HUNDRED Million DOLLARS ($100,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 2.4, the "Revolving Committed Amount"). Revolving Loans may consist of Alternate Base Rate Loans, LIBOR Rate Loans or LIBOR Market Index Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans and LIBOR Market Index Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of requested borrowing in the case of Alternate Base Rate Loans and LIBOR Market Index Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or LIBOR Market Index Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a                                                                                         15
"Notice of Borrowing") is attached as Schedule 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a LIBOR Market Index Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender's share thereof. LIBOR Rate Loans shall not be available hereunder until three (3) Business Days after the Closing Date.

(ii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

 (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

(d) Revolving Notes. Each Lender's Revolving Commitment Percentage of the Revolving Loans shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Schedule 2.1(d).

 Section 2.2 Letter of Credit Subfacility. (a) Issuance. In reliance upon the other Lenders' obligation to participate therein, and subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Commitment Period the applicable Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed the lesser of (A) TWENTY-FIVE MILLION DOLLARS ($25,000,000) and (B) the Revolving Committed Amount (the "LOC Committed Amount"), (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including, without limitation, in connection with workers' compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by the applicable Issuing Lender and the Administrative Agent, no Letter of                                                                                16
Credit shall have an original expiry date beyond the Termination Date; provided, however, the expiry date of Letters of Credit may be extended from time to time by operation of the terms of the applicable Letter of Credit, and so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended periodically from time to time on the request of the Borrower; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Termination Date unless the Borrower shall have established a cash collateral account in favor of the Agent for the benefit of the Lenders and deposited therein cash and cash equivalents satisfactory to the Administrative Agent in a sufficient amount to adequately secure the LOC Obligations which extend beyond the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance. Each Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit issued by such Issuing Lender which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit issued by such Issuing Lender. Each Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations of such Issuing Lender then outstanding.

(c) Participations. Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that an Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. The obligation of each Lender to so reimburse the

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applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the applicable Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the LIBOR Market Index Rate plus the Applicable Percentage. Unless the Borrower shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the applicable Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) below, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the applicable Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The applicable Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the applicable Issuing Lender in Dollars and in immediately available funds, the amount of such Lender's LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the applicable Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the applicable Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender's obligation to make such payment to the applicable Issuing Lender, and the right of the applicable Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

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(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of LIBOR Market Index Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender's respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender's unfunded Participation Interest therein shall bear interest payable to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

(g) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

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(h) Uniform Customs and Practices/International Standby Practices 1998. The applicable Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the "UCP") or the International Standby Practices 1998 (the "ISP98"), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

 Section 2.3 Fees.
(a) Commitment Fee. The Borrower will pay to each Lender a commitment fee (the "Commitment Fee") equal in amount to the product of the Applicable Margin with respect to the Commitment Fee multiplied by the average daily amount by which each Lender's Revolving Committed Amount exceeds the average daily principal amount outstanding under such Lender's Revolving Note for the fiscal quarter (or portion thereof) then ended, payable in arrears on the last day of each March, June, September and December and on the applicable Termination Date.

(b) Letter of Credit Fees. In consideration of issuance of standby Letters of Credit hereunder, the Borrower agrees to pay to the applicable Issuing Lender (i) a fee (the "Standby Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage and (ii) a fee (the "Trade Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such trade Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The applicable Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the applicable Issuing Lender) the Standby Letter of Credit Fee and the Trade Letter of Credit Fee. The Standby Letter of Credit Fee and the Trade Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c) Issuing Lender Fees. In addition to the Standby Letter of Credit Fees and Trade Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to the applicable Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the applicable Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

(d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

(e) Extension Fee. With respect to each extension of the Termination Date pursuant to Section 2.19 hereof, the Borrower agrees to pay each Extending Lender a fee

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equal to .05% of the Revolving Commitment of each such Lender upon the date that the Borrower has received the written consent of all of the Lenders to such extension of the Termination Date. Section 2.4 Reduction of the Revolving Commitments. (a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the Revolving Committed Amount at any time or from time to time upon not less than five Business Days' prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans would exceed the Revolving Committed Amount after such proposed reduction.

(b) Termination Date. The Revolving Commitments and the LOC Commitments shall automatically terminate on the Termination Date.

 Section 2.5 Minimum Borrowing Amounts and Principal Amounts of Tranches. (a) Each Alternate Base Rate Loan borrowing shall be in a minimum amount of $250,000 and whole multiples of $100,000 in excess thereof.

(b) Each LIBOR Rate Loan borrowing and each LIBOR Market Index Rate Loan borrowed shall be in a minimum amount of $500,000 and whole multiples of $100,000 in excess thereof.

(c) All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any LIBOR Rate Loan shall either be zero or shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.

 Section 2.6 Prepayments. (a) Optional Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of Alternate Base Rate Loans shall be in a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof and (ii) each partial prepayment of LIBOR Rate Loans and LIBOR Market Index Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof. The Borrower shall give irrevocable written notice (or telephone notice                                                                                        21
promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of the requested prepayment in the case of Alternate Base Rate Loans or LIBOR Market Index Rate Loans, and on the third Business Day prior to the date of the requested prepayment in the case of LIBOR Rate Loans. Subject to the foregoing terms, amounts prepaid under this Section 2.6(a) shall be applied as the Borrower may elect. Except to the extent otherwise specified by the Borrower, prepayments shall be applied first to Alternate Base Rate Loans, second to LIBOR Market Index Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(a) shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid accrued to the date of such prepayment shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, in the case of LIBOR Rate Loans at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder to the date of prepayment. Amounts prepaid on the Revolving Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and (after the Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess. Such prepayments shall be applied first to Alternate Base Rate Loans, second to LIBOR Market Index Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(b) shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid to the date of prepayment. Amounts prepaid on Revolving Loans may be reborrowed in accordance with the terms hereof.

 Section 2.7 Interest Payments; Default Interest; Interest Payment Dates. (a) Interest Payments. Subject to the provisions of Section 2.7(b), all Revolving Loans shall bear interest as follows: (i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin;

(ii) LIBOR Market Index Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Market Index Rate Loans, each such LIBOR Market Index Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Market Index Rate plus the Applicable Margin; and

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(iii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

 (b) Default Interest. Upon the occurrence, and during the continuance, of a Default or an Event of Default, the principal of and, to the extent permitted by law, interest on the Revolving Loans and any other amounts owing hereunder or under the other Credit Documents shall (at the option of the Required Lenders) bear interest, payable on demand, at a per annum rate 2% greater than the applicable rate then in effect or, if no rate is then in effect, at a per annum rate 2% greater than the Alternate Base Rate. Upon and during the continuance of an Event of Default, all LIBOR Market Index Rate Loans and LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans, to take effect immediately in the case of LIBOR Market Index Rate Loans and in the case of LIBOR Rate Loans, on the last day of the applicable Interest Period for any such LIBOR Rate Loans.

(c) Interest Payment Date. Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date, subject to Section 2.10.

 Section 2.8 Computation of Interest and Fees. (a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other interest and fees and all other interest amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Revolving Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. Any change in the interest rate on an LIBOR Market Index Rate Loan resulting from a change in the LIBOR Market Index Rate shall become effective as of the opening of business on the day on which such change in the LIBOR Market Index Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now

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existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Revolving Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Revolving Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Revolving Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Revolving Loans. The right to demand payment of the Revolving Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Revolving Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Revolving Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law. Section 2.9 Conversion Options. (a) The Borrower may elect from time to time to convert Alternate Base Rate Loans or LIBOR Market Index Rate Loans to LIBOR Rate Loans by giving irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested conversion. A form of Notice of Conversion/ Extension is attached as Schedule 2.9. If the date upon which an Alternate Base Rate Loan or LIBOR Market Index Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Revolving Loan shall bear interest as if it were an Alternate Base Rate Loan or LIBOR Market Index Rate Loan, as applicable. All or any part of outstanding Alternate Base Rate Loans or LIBOR Market Index Rate Loans may be converted as provided herein, provided that (i) at the Administrative Agent's discretion, no Revolving Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

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(b) The Borrower may elect from time to time to convert Alternate Base Rate Loans to LIBOR Market Index Rate Loans and LIBOR Market Index Rate Loans to Alternate Base Rate Loans by giving irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of the requested conversion provided that partial conversions to Alternate Base Rate Loans shall be in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and partial conversions to LIBOR Market Index Rate Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Market Index Rate Loan or a LIBOR Market Index Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day.

(c) The Borrower may elect from time to time to convert LIBOR Rate Loans to LIBOR Market Index Rate Loans or Alternate Base Rate Loans by giving irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of the requested conversion provided that (i) partial conversions to Alternate Base Rate Loans shall be in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and partial conversions to LIBOR Market Index Rate Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (ii) the Borrower pays the Lenders all amounts required by Section 2.15 hereof in connection with such conversion. If the date upon which a LIBOR Rate Loan is to be converted to a LIBOR Market Index Rate Loan or an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day.

(d) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that, at the Administrative Agent's discretion, no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Revolving Loan shall be automatically converted to a LIBOR Market Index Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to LIBOR Market Index Rate Loans at the end of the applicable Index Period with respect thereto.

 Section 2.10 Pro Rata Treatment and Payments.

Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Each payment under this Agreement or any Revolving Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.3(a), second, to interest then

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due and owing in respect of the Revolving Notes of the Borrower and, third, to principal then due and owing hereunder and under the Revolving Notes of the Borrower. Each payment on account of any fees pursuant to Sections 2.3(a), (b) and (e) shall be made pro rata in accordance with the respective amounts of such fees due and owing. Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing in accordance with Section 2.6(a) hereof. Each optional prepayment on account of principal of the Revolving Loans shall be applied to such of the Revolving Loans as the Borrower may designate (to be applied pro rata among the Lenders); provided, that prepayments made pursuant to Section 2.13 shall be applied in accordance with such section. Each mandatory prepayment on account of principal of the Revolving Loans shall be applied in accordance with Section 2.6(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.16(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified on Schedule 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. (Charlotte, North Carolina time) on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

Section 2.11 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Revolving Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Revolving Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower
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at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.11 shall be conclusive in the absence of manifest error.

 Section 2.12 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for an Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during an Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Revolving Loans that were requested to be made as LIBOR Rate Loans shall be made as LIBOR Market Index Rate Loans and any Revolving Loans that were requested to be converted into or continued as LIBOR Rate Loans shall be converted into LIBOR Market Index Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Revolving Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

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Section 2.13 Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Revolving Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Revolving Loans then outstanding Revolving as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Revolving Loans or within such earlier period as required by law as LIBOR Market Index Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.14 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income, profits or gross receipts of such Lender or in the rate of any franchise tax applicable to such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

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(iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Revolving Note, in each case in connection with any LIBOR Rate Loans, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c) The agreements in this Section 2.14 shall survive the termination of this Agreement and payment of the Revolving Notes and all other amounts payable hereunder.

 Section 2.15 Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any LIBOR Rate

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Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a LIBOR Rate Loan after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment of a LIBOR Rate Loan after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a LIBOR Rate Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Revolving Notes and all other amounts payable hereunder.

Section 2.16 Taxes.

(a) All payments made by the Borrower hereunder or under any Revolving Note will be, except as provided in Section 2.16(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income, profits or gross receipts of a Lender or any franchise tax) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Revolving Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender but excluding any interest or penalties caused by such Lender's failure to pay any such taxes when due.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form 4224 or

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1001 (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Revolving Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form 1001 or 4224 as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.16 (any such certificate, a "2.16 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Revolving Note. In addition, each Lender agrees that it will deliver upon the Borrower's request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note. Notwithstanding anything to the contrary contained in Section 2.16(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.16(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.16(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.16, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.16(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

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(d) If the Borrower pays any additional amount pursuant to this Section 2.16 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower's payments to such Lender pursuant to this Section 2.16(d), then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.16(d) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.16(d) to the Borrower or any other party.

(e) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder.

 Section 2.17 Waiver of Notice. (a) Except as otherwise expressly provided herein, the Borrower hereby waives notice of occurrence of any Default or Event of Default or of any demand for any payment under this Credit Agreement (in each case except to the extent such notice or such demand is expressly required to be given pursuant to the terms of this Credit Agreement), notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. The Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by the Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement or any other Credit Document, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, the Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.17, afford grounds for terminating, discharging or relieving the Borrower, in whole or in part, from                                                                                  32
any of its obligations under this Section 2.17, it being the intention of the Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of the Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The obligations of the Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to the Borrower or any Lender.

(b) The provisions of this Section 2.17 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against the Borrower as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. Without limiting the generality of the foregoing, the Borrower hereby specifically waives the benefits of N.C. Gen. Stat. §§26-7 through 26-9, inclusive, to the extent applicable. The provisions of this Section 2.17 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated and in effect as though such payment had not been made.

 Section 2.18 Defaulting Lenders; Limitation on Claims. (a) Generally. In addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender such Defaulting Lender's right to participate in the administration of the Revolving Loans, this Agreement and the other Credit Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Credit Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of                                                                                        33
a Defaulting Lender's Revolving Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Revolving Loans under the following subsection (b) or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b) Purchase of Defaulting Lender's Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender's Commitment. If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender's Revolving Commitment on a pro rata basis. Upon any such purchase, the Defaulting Lender's interest in the Revolving Loans and its rights hereunder (but not its liability in respect thereof or under the Credit Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6, including an appropriate Commitment Transfer Supplement. The purchase price for the Commitment of a Defaulting Lender shall be equal to the sum of the amount of the principal balance of the Revolving Loans outstanding and owed by the Borrower to the Defaulting Lender, plus any accrued interest with respect thereto, plus any fees or other amounts owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive all amounts owed to it by the Borrower on account of principal of and interest on the Revolving Loans and the Revolving Notes, and fees and other amounts due under the Credit Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower. The Defaulting Lender shall have no recourse against any Lender or the Administrative Agent for the payment of such sums by the Borrower except to the extent of the receipt of payments from any other party or in respect of the Revolving Loans.

 Section 2.19 Extension of Termination Date.

The Borrower may, by written notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 90 nor less than 60 days prior to each anniversary of the date hereof (such anniversary date following such notice, the "Extension Date"), request that the Termination Date then in effect (the "Existing Termination Date") be extended for a period of one year. Each of such requests shall be irrevocable and binding upon the Borrower. The Agent shall promptly notify each Lender of such request. If a Lender agrees, acting in its sole discretion, to so extend its Revolving Commitment (an "Extending Lender"), it will notify the Administrative Agent, in writing, of its decision to do so within 30 days of the receipt thereof by such Lender. Any Lender not responding within such 30 day period shall be deemed to have rejected such request. If (i) each of the Lenders agrees to such request, and (ii) no Default shall have occurred and be continuing as of the date of such request, the Termination Date shall be

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extended by one year (except that, if the date on which the Termination Date is to be extended is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day). The Administrative Agent shall promptly notify the Borrower of such extension. The Termination Date may only be extended for two one year terms.

Section 2.20 Indemnification; Nature of Issuing Lender's Duties.

(a) In addition to its other obligations under Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and save the applicable Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the applicable Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the applicable Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

(b) As between the Borrower and the applicable Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The applicable Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the applicable Issuing Lender's rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the applicable Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such applicable Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the applicable Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.

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The applicable Issuing Lender shall not, in any way, be liable for any failure by the applicable Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the applicable Issuing Lender.

(d) Nothing in this Section 2.20 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2(d) hereof. The obligations of the Borrower under this Section 2.20 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the applicable Issuing Lender to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.20, the Borrower shall have no obligation to indemnify the applicable Issuing Lender in respect of any liability incurred by the applicable Issuing Lender arising out of the gross negligence or willful misconduct of the applicable Issuing Lender (including action not taken by the applicable Issuing Lender), as determined by a court of competent jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 To induce the Lenders to enter into this Agreement and to make the Revolving Loans herein provided for, the Borrower hereby represents and warrants to the Administrative Agent and to each Lender that:

(a) Due Incorporation, Etc. The Borrower and each Restricted Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has the corporate power and legal authority to own its property and to carry on its business as now being conducted and is duly qualified to transact business as a foreign corporation in every jurisdiction where such qualification is necessary. The Borrower has the corporate power to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Revolving Notes, and to do so will not violate its Articles of Incorporation or Bylaws, any law to which it is subject, or any agreement or instrument to which it is a party.

(b) Litigation. Except as set forth in the financial statements described in Section 3.1(c) hereof, there is no litigation or proceeding pending or, to the knowledge of the Borrower, threatened which, if decided adversely to the Borrower or any Subsidiary, would have a material adverse effect upon the financial condition or business of the Borrower and its Subsidiaries, taken as a whole.

(c) Financial Condition. The consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2001 and the related statements of consolidated

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income and retained earnings and Statements of Cash Flows of the Borrower and its Subsidiaries for the fiscal year then ended, and the notes thereto, all of which have been delivered to the Lenders prior to the execution of this Agreement, are correct and complete and fairly present the financial condition of the Borrower and its Subsidiaries and the results of their operations and their retained earnings as of the dates and for the periods referred to. The consolidated balance sheets of the Borrower and its Subsidiaries as at December 30, 2001 and the related statements of consolidated income and retained earnings and statements of consolidated cash flows for the three-month period then ended, copies of which have been furnished to the Lenders, are true and correct and present fairly, subject to normal recurring year-end adjustments, the financial condition of the Borrower and its Subsidiaries as at such date and the results of their operations and their retained earnings as of such date and for such period. All such financial statements have been prepared in accordance with GAAP throughout the periods involved. Since September 30, 2001, no material adverse change in the financial condition, the business or operations of the Borrower and its Subsidiaries, taken as a whole, has occurred. All written financial projections concerning the Borrower and its Subsidiaries that have been made available to the Administrative Agent and the Lenders by the Borrower on or before the Closing Date have been prepared in good faith based upon reasonable assumptions in the sole opinion of the Borrower's management at the time of the preparation thereof.

The real estate and other fixed assets of the Borrower and its Subsidiaries are subject to no mortgage or lien securing an indebtedness of a material principal amount except as shown in the balance sheets and notes thereto referred to above. The Borrower and its Subsidiaries have no liabilities, direct or contingent, except those disclosed in the financial statements referred to above, and except those arising in the ordinary course of business since the dates of such financial statements, having in the aggregate no materially adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole. The Borrower and its Subsidiaries have made no investments in, advances to or guaranties of the obligations of any corporation, individual or other entity other than Borrower in an aggregate amount material to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, except those disclosed in the financial statements referred to above.

(d) Governmental Contracts. The Borrower and its Subsidiaries are not subject to the renegotiation of any government contract in any material amount.

(e) Tax Returns. The Borrower and its Subsidiaries have filed all required federal, state, and local tax returns and have paid all taxes as shown on such returns as they have become due. Federal income tax returns have been audited, or closed by the operation of applicable statutes of limitation, through 1997, and no claims have been assessed and are unpaid with respect to such taxes except as shown in the financial statements referred to in Section 3.1(c) above.

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(f) Use of Proceeds. The proceeds of the Revolving Loans hereunder shall be used solely by the Borrower to (i) refinance existing Indebtedness and (ii) provide for working capital and other general corporate purposes.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date and Initial Revolving Loans.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extension of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Agreement. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto and (ii) for the account of each Lender, Revolving Notes, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of the Borrower.

(b) Resolutions. Copies of resolutions of the board of directors of the Borrower approving the transactions contemplated herein and authorizing the execution and delivery of the Credit Documents, certified by an officer of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of legal counsel for the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Fees. The Administrative Agent and the Lenders shall have received all fees owing to them.

(e) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

(f) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

                                                                                  38   Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

 Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1 The Borrower covenants and agrees that from the date hereof until the termination of the Commitments and the payment in full of the Obligations, it will:

(a) Financial Reports and Other Data.
(i) As soon as practicable and in any event within 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, deliver to the Administrative Agent and each Lender (A) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period, and related consolidated statements of income and retained earnings for such quarterly period and for the period from the beginning of the current Fiscal Year to the end of such quarterly period, setting forth in comparative form figures for the corresponding periods in the preceding Fiscal Year, all to be in reasonable detail and certified by an Authorized Officer to have been prepared in accordance with GAAP, subject only to changes resulting from normal, recurring year-end adjustments; and (B) computations demonstrating compliance with the provisions of Sections 5.1(1), 5.1(m), 5.1n) and 6.1(a) hereof, certified by an Authorized Officer to be true and correct and to have been                                                                               39
prepared from the foregoing quarterly statements; provided, however, that in making the quarterly (but not the annual) computation of Consolidated Tangible Net Worth as described in Section 5.1(m), the Borrower may omit adjustments for amortization of intangible items unless such adjustments are requested by the Administrative Agent or any Lender;

(ii) As soon as practicable and in any event within 90 days after each Fiscal Year End, deliver to the Administrative Agent and each Lender (A) a consolidated balance sheet of the Borrower and its Subsidiaries as at such Fiscal Year End, and related consolidated statements of income and retained earnings and changes in consolidated financial position for such Fiscal Year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in reasonable detail and satisfactory in scope to the Administrative Agent and each Lender, and audited by and containing (as to the consolidated financial statements) an unqualified opinion of independent certified public accountants of national standing as shall be satisfactory to the Bank and (B) the computations required by Section 5.1(a)(i)(B) hereof;

(iii) Deliver to the Administrative Agent and each Lender a copy of each report filed by the Borrower with the Securities and Exchange Commission pursuant to Section 13(a) or 14 of the Securities Exchange Act of 1934, including each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K (except for routine quarterly earnings releases which are available through electronic media dissemination on the internet), and definitive proxy statement, in each case within 15 days of the filing thereof; and

(iv) With reasonable promptness, deliver such additional financial or other data as the Administrative Agent or any Lender may reasonably request. Each Lender is hereby authorized to deliver a copy of any financial statements or other information relating to the business operations or financial condition of the Borrower and its Subsidiaries which may be furnished to it or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over such Lender.

 (b) Taxes and Liens. Promptly pay, or cause to be paid, all taxes, assessments or other governmental charges which may lawfully be levied or assessed upon the income or profits of the Borrower, or any Subsidiary, or upon any property, real, personal or mixed, belonging to the Borrower or any Subsidiary, or upon any part thereof, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property; provided, however, neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings and provided the Borrower shall, if requested by any Lender, set up reserves therefor consistent with Financial Accounting Standards Board Statement No. 5 and Accounting Principles Board Statement No. 11 (such reserves not required to be separately funded); but provided further that any such tax, assessment, charge, levy or                                                                               40
claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same unless such proceeding has been properly stayed.

(c) Business and Existence. Do or cause to be done all things necessary to preserve and to keep in full force and effect its corporate existence, rights and franchises, trade names, patents, trademarks and permits.

(d) Insurance on Properties. Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are usually carried by corporations engaged in the same or a similar business similarly situated.

(e) Maintain Property. Maintain its properties in good order and repair and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto.

(f) Right of Inspection. Permit any Lender, at its expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries in the presence of a corporate officer of the Borrower or persons designated by them and to discuss their affairs, finances and accounts with the principal officers of the Borrower and their independent public accountants, all at such reasonable times and as often as any Lender may reasonably request.

(g) Observe all Laws. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business, violation of which would materially adversely affect the operations or business of the Borrower or any of its Subsidiaries.

(h) Covenants Extended to Restricted Subsidiaries. Cause each Restricted Subsidiary to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 5.1(b) through 5.1(g) hereof.

(i) Borrower's Knowledge of Default. Immediately give notice to each Lender of the occurrence of any Default or Event of Default hereunder or under any other obligation representing Indebtedness of the Borrower or any Restricted Subsidiary, of which the Borrower or such Restricted Subsidiary has knowledge, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

(j) Judgments, etc. Immediately give each Lender written notice of any judgment, attachment, levy, or execution against the Borrower or any assets of the Borrower or any subsidiary which involves (i) an amount of $1,000,000 or more in excess of the amount covered by insurance or book reserves, or (ii) an amount in excess of $10,000,000, and establish or cause to be established appropriate and adequate reserves to cover any such claim, levy, attachment, or execution in any amount satisfactory to its independent certified public accountants.

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(k) ERISA. Comply with all requirements of ERISA applicable to it and its Restricted Subsidiaries and furnish to each Lender as soon as possible and in any event within 30 days after the Borrower or its Restricted Subsidiaries or duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of an Authorized Officer setting forth details as to such Reportable Event and any action which the Borrower or its Restricted Subsidiaries proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized.

(l) Consolidated Fixed Charge Ratio. Maintain at the end of each of the Borrower's fiscal quarters, a Consolidated Fixed Charge Ratio of at least 1.50 to 1.00.

(m) Consolidated Tangible Net Worth. Maintain at the end of each of the Borrower's fiscal quarters, Consolidated Tangible Net Worth of not less than the Required Amount computed in accordance with the remainder of this paragraph. The Required Amount shall be $390,000,000 during Fiscal Year 2002. As of the last day of each Fiscal Year, beginning with Fiscal Year 2002, the Required Amount, including any prior increases, shall be increased by 40% of the Consolidated Net Income for such Fiscal Year. In the event Consolidated Net Income is a negative amount for any Fiscal Year, the Required Amount shall not be adjusted as of the end of such Fiscal Year, and the amount of any such negative amount shall be carried forward and offset against Consolidated Net Income for the next Fiscal Year for which Consolidated Net Income is positive until such negative amount is fully used.

(n) Consolidated Leverage Ratio. Maintain at the end of each of the Borrower's fiscal quarters a Consolidated Leverage Ratio of not greater than 3.50 to 1.00.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1.

The Borrower covenants and agrees that from the date hereof until the termination of the Commitments and the payment in full of the Obligations, it will not, nor will it permit any Restricted Subsidiary to, either directly or indirectly:

(a) Consolidated Funded Debt. Incur, create, assume or guarantee, or otherwise become or be liable in respect of any Indebtedness which would be included in Consolidated Funded Debt except:
(i) the Revolving Notes;                                                                             42

(ii) Indebtedness existing as of the date hereof; and

(iii) additional Indebtedness which in the aggregate when added to the Indebtedness evidenced by the Revolving Notes or existing as of the date hereof, does not exceed 60% of Consolidated Total Capitalization.

 (b) Restricted Subsidiary Indebtedness. Incur, create, assume or guarantee or otherwise become liable in respect of any Indebtedness of a Restricted Subsidiary except:
(i) borrowings among the Borrower and the Restricted Subsidiaries;

(ii) extensions, renewals, or replacements of Indebtedness existing as of the date hereof (without increasing the principal amount thereof);

(iii) Indebtedness directly related to the acquisition or construction of Property or Equipment, but only to the extent of the purchase price or cost thereof, or any Indebtedness assumed by imposition of law in connection with the acquisition of an existing business; or

(iv) other Indebtedness in an aggregate amount not exceeding 15% of Consolidated Tangible Net Worth.

 (c) Limitations on Liens. Incur, create, assume or permit to exist any Lien of any kind upon any of its property now owned or hereafter acquired or assets of any character in an aggregate amount in excess of 15% of Consolidated Tangible Net Worth, unless the Revolving Notes are equally and ratably secured with the Indebtedness secured by such Lien except that the following Liens shall not be included in making a determination of the amount of Liens:
(i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or being contested in good faith or to the extent that nonpayment thereof shall be permitted;

(ii) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings;

(iii) other Liens incidental to the normal conduct of the business of the Borrower or any Restricted Subsidiary or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business of the Borrower, and the Borrower and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(iv) Liens existing at the time of the issuance of the Revolving Notes;

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(v) the extension, renewal or replacement of any Lien permitted by the foregoing subparagraph (iv) in respect of the same property theretofore subject thereto or the extension, renewal or replacement thereof (without increase of principal amount of the Indebtedness secured);

(vi) Liens granted by the Restricted Subsidiaries in favor of the Borrower; and

(vii) (A) any Lien on Property or Equipment granted with respect to such Property or Equipment in connection with the provision of all or a part of the purchase price or cost of the construction of such Property or Equipment (but not in excess of the amount of such purchase price or cost) created contemporaneously with, or within 120 days after, such acquisition or the completion of such construction, or (B) any Lien on Property or Equipment existing in such Property or Equipment at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Borrower or such Restricted Subsidiary, or (C) any Lien existing on the Property or Equipment of a corporation at the time such corporation is merged into or consolidated with the Borrower or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the Properties or Equipment of a corporation or firm as an entirety or substantially as an entirety to the Borrower or a Restricted Subsidiary; provided however that the amount of any Lien permitted under this subparagraph (vii) shall not exceed the fair market value of the Property or Equipment covered by such Lien.

 (d) Consolidation, Merger or Reorganization. Enter into any transaction of merger or consolidation except that (i) a Restricted Subsidiary may merge into the Borrower or another Restricted Subsidiary, and (ii) the Borrower may merge or consolidate with any corporation organized under the laws of any state in the United States so long as (A) the resulting or surviving entity expressly assumes the obligations of the Borrower under this Agreement and the Revolving Notes, (B) no Default or Event of Default exists hereunder after giving effect to such merger or consolidation, (C) the Borrower will be in compliance with the financial covenants set forth in Sections 5.1 (l), (m) and (n) on a pro forma basis after giving effect to such merger or consolidation and (D) each Lender consents to such merger or consolidation (such consent not to be unreasonably withheld).

(e) Sale of Assets, Dissolution, Etc. Sell, assign, lease or otherwise dispose of all or substantially all of its properties or assets (other than inventory), or any of its notes, accounts or contract rights, or any assets or properties necessary or desirable for the proper conduct of its business, or wind up, liquidate or dissolve, or agree to any of the foregoing, or permit any Restricted Subsidiary to do so, except, as to any such transaction, to the extent the total assets involved do not exceed either

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(i) together with any other assets involved in such transactions during the same Fiscal Year, 10% of Consolidated Total Assets determined as of the end of the last fiscal quarter prior to such transaction, or, (ii) together with any other assets involved in such transactions since the date of this Agreement on a cumulative basis, 25% of Consolidated Total Assets determined as of the end of the last fiscal quarter prior to such transaction. Notwithstanding the foregoing, (x) any Restricted Subsidiary may sell, lease, transfer, or otherwise dispose of its assets to the Borrower or any other Restricted Subsidiary and such assets shall not be included in the foregoing calculations, and (y) upon the Borrower's giving notice to the Lenders of the intention of the Borrower or any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of assets, for value, in an amount up to 25% of Consolidated Total Assets as of the last fiscal quarter end prior to such notice, and to reinvest the proceeds within one year following such transaction, the Borrower or any Restricted Subsidiary may effect such transactions and the assets involved shall not be included in any calculation under (i) or (ii) above, unless (A) the Required Lenders fail to consent to the proposed transactions within 10 days following the giving of said notice, provided that such consent may not be unreasonably withheld, or (B) proceeds are not reinvested within the one year period, in which case the assets involved in the transaction shall be deemed transferred as of the expiration of such one year period and included the calculations set forth in (i) and (ii) above. Any breach of the covenant expressed in this Section 6.1(e) may be cured by the prepayment, without penalty, of an amount of the outstanding amount of the Revolving Notes as bears the same proportion to the total outstanding amount of such Revolving Note as the net book value of the assets conveyed in violation of this section shall be to the Consolidated Total Assets of the Borrower as of the last fiscal quarter end prior to such transaction.

(f) Fiscal Year. Change its Fiscal Year End.

(g) Acquisitions. Acquire (whether pursuant to an acquisition of stock, assets or otherwise) all or substantially all of the capital stock or assets of any Person except that (i) the Borrower or a Restricted Subsidiary may acquire all or substantially all of the capital stock or assets of any Restricted Subsidiary and (ii) the Borrower or a Restricted Subsidiary may make any other acquisition of all or substantially all of the capital stock or assets of any other Person so long as (A) no Event of Default exists hereunder after giving effect to such acquisition and (B) the Borrower will be in compliance with the financial covenants set forth in Sections 5.1(l), (m) and (n) on a pro forma basis after giving effect to such acquisition.

(h) Restricted Payment. Make any Restricted Payment except that (i) any Restricted Subsidiary may make a Restricted Payment to the Borrower or another Restricted Subsidiary and (ii) the Borrower may make a Restricted Payment so long as (A) no Event of Default exists hereunder after giving effect to such Restricted Payment

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and (B) the Borrower will be in compliance with the financial covenants set forth in Sections 5.1 (l), (m) and (n) on a pro forma basis after giving effect to such Restricted Payment.
ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

(a) (i) Non-payment when due, whether by acceleration or otherwise, of any principal payment on any Revolving Note or (ii) failure to reimburse the applicable Issuing Lender for any LOC Obligations after receipt of notice by the Borrower from the Issuer that such LOC Obligations are due and payable, whether by acceleration or otherwise;

(b) Non-payment, within five Business Days after the due date, of interest on any Revolving Note, or of any premium, fee or other charge under this Agreement;

(c) A breach or failure of performance by the Borrower or any Subsidiary of any provision of this Agreement which is not remedied within 30 days after written notice from any Lender;

(d) A representation or warranty by the Borrower is false or erroneous in any material respect on the date as of which made;

(e) The Borrower or a Restricted Subsidiary: (i) files a petition or has a petition filed against it under the Bankruptcy Code or any proceeding for the relief of insolvent debtors; (ii) generally fails to pay its debts as such debts become due; (iii) has a custodian appointed for it or its assets; (iv) benefits from or is subject to the entry of an order for relief by any court of insolvency; (v) makes an admission of insolvency seeking the relief provided in the Bankruptcy Code or any other insolvency law; (vi) makes an assignment for the benefit of creditors; (vii) has a receiver appointed, voluntarily or otherwise, for its property; (viii) suspends business; (ix) permits a judgment in the amount of $1,000,000 or more to be obtained against it which is not subject to payment by applicable insurance coverage or is not promptly paid or promptly appealed and secured pending appeal; or (x) becomes insolvent, however otherwise evidenced;

(f) Failure by the Borrower or a Restricted Subsidiary to pay when due, or within any applicable grace period, any amount owing on account of Indebtedness in an aggregate amount in excess of $5,000,000 at any one time or the failure by the Borrower or a Restricted Subsidiary to observe or perform any covenant or undertaking on its part

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to be observed or performed in any agreement or agreements evidencing, securing or relating to such Indebtedness, resulting in any such case in an event of default or acceleration by the holder of such Indebtedness of the date on which such Indebtedness would otherwise be due and payable;

(g) Any Restricted Subsidiary of the Borrower is directly or indirectly restricted, limited or prohibited from making any dividends, distributions or advances to the Borrower which restriction, limitation or prohibition is not remedied within 30 days after notice from any Lender; provided, however, that this clause (g) shall not prohibit any negative pledge or transfer restriction incurred or provided in favor of any holder or holders of any Lien permitted by Section 6.1(c) solely to the extent such negative pledge or transfer restriction relates to (i) the property subject to such Lien or (ii) the proceeds of such property;

(h) If the Borrower or a Restricted Subsidiary shall become a party to merger, consolidation or other reorganization with any other Person (including a de facto merger by which all or substantially all of the property or assets of another Person are acquired) which results in a Change in Control of the Borrower except:

(i) a merger with a Restricted Subsidiary or other domestic Subsidiary in which the Borrower is the surviving or continuing corporation,

(ii) a merger between or among Restricted Subsidiaries, and

(iii) a merger, consolidation or other reorganization through which the Borrower acquires a business which becomes a Subsidiary of the Borrower, provided that no Event of Default exists hereunder after giving effect to such merger, consolidation or other reorganization.

 Section 7.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e)(i) above, automatically the Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, the Administrative Agent shall have the right to enforce any and all other rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off (subject to Section 9.7(c)), and the Administrative Agent shall have the right to enforce any and all other rights and remedies of a creditor under applicable law, and (b) if such event is any other Event of Default, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take any or all of the following actions: (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Revolving Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for


subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) enforce any and all other rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off; and (iv) enforce any and all other rights and remedies of a creditor under applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII

THE AGENT

Section 8.1 Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

Section 8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its Affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or

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any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

Section 8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Notes.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement

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expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Revolving Notes and all other amounts payable hereunder.

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Section 8.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Revolving Loans made or renewed by it and any Revolving Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days' prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Revolving Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, so long as no Default or Event of Default has occurred and is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent's giving notice of resignation, the retiring Administrative Agent's resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers.

Neither this Agreement, nor any of the Revolving Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may be released except as specifically provided herein or in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments,

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supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Revolving Loan or Revolving Note, or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) amend, modify or waive any provision of this Section 9.1, or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv) amend, modify or waive the requirement that any issue be resolved or determined with the consent, approval or upon the request of the Required Lenders or all Lenders, without the written consent of all of the Lenders to the change of such voting requirement and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, as applicable, in addition to the Lenders required hereinabove to take such action.

 Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Revolving Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Revolving Loans and Revolving Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9 or any such amendment, modification or waiver which adversely impacts the Borrower); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the

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Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Revolving Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Revolving Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

Section 9.2 Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid or pursuant to an invoice arrangement to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Revolving Notes:

The Borrower:                 Ruddick Corporation
                                       301 South Tryon Street
                                       Suite 1800
                                       Charlotte, NC 28202
                                       Attention: Vice President - Finance
                                       Telecopier: (704) 372-6409
                                       Telephone: (704) 372-5404

The Administrative           Wachovia Bank, National Association
      Agent:                     301 South College Street
                                        5th Floor
                                         Charlotte, NC 28288-0145
                                         Attention: Jamie Johnson
                                         Telecopier: 704-383-0288
                                         Telephone: 704-383-3721

                                         with a copy to:

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                                         Wachovia Bank, National Association
                                          1339 Chestnut Street
                                          12th Floor Widener Building
                                           PA 4843
                                           Philadelphia, PA 19107
                                           Attention: Martha M. Winters
                                           Vice President - Retailing Industries Group
                                           Telecopier: 267-321-6700
                                           Telephone: 267-321-6714

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Revolving Notes and the making of the Revolving Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Revolving Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and each Lender for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolving Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees

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and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Revolving Loans (all of the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent, any Lender or any such Affiliate with respect to indemnified liabilities arising from the negligence or willful misconduct of the Administrative Agent, any such Lender or any such Affiliate, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment or assignment of the Revolving Loans, Revolving Notes and all other amounts payable hereunder.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Revolving Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Subject to the conditions set forth in the proviso below, any Lender may, in accordance with applicable law, sell or assign to any Lender or any affiliate thereof or special purpose entity created thereby or to one or more additional banks or financial institutions (each a "Purchasing Lender") all or any part of its rights and obligations under this Agreement and the Revolving Notes pursuant to a Commitment Transfer Supplement executed by such Purchasing Lender and such transferor Lender (and the Administrative Agent and/or the Borrower if the consent of the Administrative Agent and/or the Borrower is required pursuant to the terms of the proviso set forth below) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower shall have consented to any such sale or assignment (such consents not to be unreasonably withheld), such sales or assignments to include any sale or assignment described in subsection (ii) below;

(ii) so long as no Event of Default has occurred and is continuing, (A) each original Lender hereto may make only one such sale or assignment to a Purchasing Lender, such Purchasing Lender must be a commercial bank and the amount of such sale or assignment must be either all of the Revolving

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Commitment of such selling or assigning Lender or less than 50% of the Revolving Commitment of such selling or assigning Lender and (B) a Purchasing Lender may subsequently sell or assign its purchased interest so long as such sale or assignment is to a commercial bank and the amount of such sale or assignment constitutes all of the Revolving Commitment of such Purchasing Lender;

(iii) such sales or assignments shall be in minimum amounts of $5,000,000 with respect to Revolving Commitments and Revolving Loans (or, if less, the entire amount of such selling or assigning Lender's obligations; and

(iv) notwithstanding anything to the contrary contained herein, any sale or assignment to an existing Lender (including any sale or assignment pursuant to Section 2.18(b)) shall not require the consent of the Administrative Agent or the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein (except as required by Section 2.18(b)).

 Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Revolving Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Revolving Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement a new Revolving Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, a new Revolving Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Notes replaced thereby. The Revolving Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "canceled". (c) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence
of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Revolving Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Revolving Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(e) The Borrower authorizes each Lender to disclose to any Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower, its Subsidiaries and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.17.

(f) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.16 Certificate) described in Section 2.16.

(g) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Revolving Note) to any Federal Reserve Bank in accordance with applicable laws.

(h) No Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except (i) in accordance with the terms and provisions of Section 9.6(b) hereof or (ii) under the circumstances (and subject to the restrictions) described in Section 2.18(b) or 9.6(g). No Lender may grant any participation in any of its rights or obligations under this Agreement or any other Credit Document except under the circumstances (and subject to the restrictions) described in Sections 2.2(c) and 9.7(a).

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Section 9.7 Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Revolving Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Revolving Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Revolving Loans may exercise all rights of payment (including, without limitation, rights of set-off subject to paragraph (c) below), with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under the Revolving Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however,

that the failure to give such notice shall not affect the validity of such set-off and application.

(c) Nothing contained in this Agreement or any other Credit Document shall be deemed to give the Administrative Agent or any Lender any right of set-off or banker's lien against any money or property deposited with or to the account of, or otherwise held by, (i) any Affiliate of any Lender, or (ii) any other Person other than a Lender. Each of the Administrative Agent and each Lender hereby waives any right of set-off or banker's lien (whether arising under any Credit Document, any applicable law or otherwise) against any money or property deposited with or to the account of, or otherwise held by, (Y) any Affiliate of any Lender, or (Z) any other Person other than a Lender, in each case to the extent such right of set-off or banker's lien may be deemed to secure any Obligation.

 Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Agreement, the Revolving Notes and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject


matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Revolving Notes.

Section 9.13 Governing Law.

This Agreement and the Revolving Notes and the rights and obligations of the parties under this Agreement and the Revolving Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against any party with respect to this Agreement, any Revolving Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each of the Administrative Agent, each Lender and the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each of the Borrower, the Administrative Agent and each Lender irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent or the Borrower shall have been notified pursuant thereto, such service being hereby acknowledged by the Administrative Agent, each Lender and the Borrower to be effective and binding service in every respect. The Borrower, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against any other party in the court of any other jurisdiction.

Section 9.15 Arbitration.

(a) Notwithstanding the provisions of Section 9.14 to the contrary,upon demand of any party hereto, whether made before or within three (3) months after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Credit Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

Arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA")

and Title 9 of the U.S. Code provided, however, that notwithstanding any Arbitration Rules to the contrary, the parties agree that: (i) no claim may be pursued by any party in arbitration which is barred by the applicable statue of limitations and the resolution of any statute of limitations defense to any claim asserted shall be finally decided by a court having jurisdiction thereof and not by the arbitrator(s) if timely and appropriately asserted before said court and shall be subject to proceeding in such court by appropriate motion prior to the award of the arbitrator or timely and appropriate motion after the rendering of the arbitrators award; (ii) the arbitration shall be private and any award rendered by the arbitrator(s) shall be kept confidential by the parties, it being agreed that any claims arising out of or relating to this obligation, or the breach thereof by any party, shall be settled by arbitration in accordance with the terms of this Agreement; (iii) testimony by affidavit shall not be permitted in the arbitration; (iv) if the arbitration involves claims or counterclaims, either of which exceed $1,000,000, the dispute shall be heard by three arbitrators; (v) hearsay evidence shall not be presented by the parties or considered by the arbitrator(s), except that which would be permissible by the North Carolina Rules of Evidence in effect at the time of the arbitration; (vi) the parties shall have the right at least sixty (60) days in advance of the arbitration hearing to inspect originals and receive copies of all documents to be relied upon by the other party at the arbitration and shall also have the right, upon thirty (30) days notice in writing to the other party, to request and then inspect and copy all relevant documents, it being agreed that the arbitrator(s) shall resolve any disputes concerning the relevance of documents to be produced and that the documents produced or relied upon by any party shall be subject to the same obligation of confidentiality set forth above; (vii) in an arbitration where any claim or counterclaim exceeds $100,000, the parties shall have the right to take the deposition of any party or their representative(s) who have knowledge of any facts relating to the claims or counterclaims asserted or the defenses related thereto; (viii) where one party intends to rely upon the testimony of an expert or experts, the expert(s) must be disclosed at least ninety (90) days in advance of the arbitration and the other party shall have the right within thirty (30) days thereafter to take the deposition of the expert upon payment of the expert's reasonable fees for the in-deposition time of the expert, it being agreed that the other party who did not intend to use an expert until this disclosure occurred shall have thirty (30) days after the deposition of the expert to disclose that party's expert and the other party shall be entitled to a deposition of the expert upon payment of the expert's reasonable fee for the in-deposition time of the expert; and (ix) the arbitrator(s) shall be required to consider the law presented by any party which that party considers to be applicable to any claims presented, and where a legal issue exists which a party contends would result in dismissal of a claim brought by any party, the arbitrator(s) shall make findings and conclusions with respect to that issue upon request of any party. Notwithstanding the foregoing, this arbitration provision does not apply to any disputes under or related to swap agreements between the parties hereto, said matter being reserved for the provisions provided for in said swap agreements. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within six months after the arbitration panel has been selected and all hearings shall be concluded within nine months after such selection. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of 90 days. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award                                                                                   61
may be entered in any court having jurisdiction. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties hereto do not waive applicable Federal or state substantive law except as provided herein.

(b) Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders and the Borrower agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off (subject to Section 9.7(c)), and peaceful possession of personal property; and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(c) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

(d) By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in Charlotte, North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

 Section 9.16 Waivers of Jury Trial.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17 Confidentiality. Subject to the provisions of this Section 9.17, each of the Administrative Agent and the Lenders severally hereby agrees to keep confidential all non-public information pertaining to the Borrower or its Subsidiaries which is provided to it by the


Borrower or its Subsidiaries, and shall not intentionally disclose such information to any Person except:

(a) to the extent such information is public when received by such Person or becomes public thereafter due to the act or omission of any party other than such Person;

(b) to the extent such information is lawfully and independently obtained from a source other than the Borrower or any of its Subsidiaries and such Person neither knows or has reason to know that such information from such source is subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted;

(c) to counsel, auditors, accountants or agents retained by any such Person or any Affiliates of any such Person provided they agree to keep such information confidential as if such Person or Affiliate were party to this Agreement and to financial institution regulators, including examiners of any Lender or the Administrative Agent in the course of examinations of such Persons;

(d) in connection with any litigation or the enforcement or preservation of the rights of the Administrative Agent or any Lender under the Credit Documents; provided, however, that in connection with such litigation or enforcement or preservation of rights, the Administrative Agent and Lenders at Borrower's cost and expense (i) shall use all reasonable efforts to preserve the confidentiality of all information (including any information relating to the business of the Borrower or any of its Subsidiaries) which, in the hands of any competitor of the Borrower or any Subsidiary would reasonably be expected to be competitively damaging to the Borrower or such Subsidiary, and (ii) shall support any effort of the Borrower to intervene in any non-governmental third party litigation or other proceeding to oppose any disclosure of information relating to the Borrower or its Subsidiaries or to seek protective measures minimizing any such disclosure; provided, further, there shall be no duty of confidentiality referenced in the preceding subsection (i) or obligation to support an intervention in such litigation by the Borrower as referenced in the preceding subsection (ii) unless, in each case, the Administrative Agent and the Lenders (as applicable) believe their respective positions in any such litigation would not be compromised or hindered in any way by the actions described in such subsections (i) and/or (ii);

(e) to the extent required by any applicable statute, rule or regulation or court order (including without limitation by way of subpoena) or pursuant to the request of any regulatory or Governmental Authority having jurisdiction over any such Person; provided, however, that such Person at the Borrower's cost and expense (i) shall endeavor (if not otherwise prohibited by law) to so notify the Borrower prior to any disclosure made pursuant to this clause (e), except that no such person shall be subject to any liability whatsoever for any failure to notify the Borrower and (ii) to the extent customary and reasonable within the financial institutions industry shall support the Borrower in any effort to intervene in any proceeding or before any such regulatory or Governmental Authority to oppose any such disclosure or to seek protective measures

minimizing any such disclosure; provided, further, there shall be no obligation to support an intervention in such proceeding by the Borrower as referenced in the preceding subsection (ii) unless, in each case, the Administrative Agent and the Lenders (as applicable) believe their respective positions in any such litigation would not be compromised or hindered in any way by the actions described in such subsection (ii);

(f) the Administrative Agent may disclose such information to the Lenders; or

(g) to the extent disclosure to other financial institutions or other Persons is appropriate in connection with any proposed or actual assignment by any of the Lenders of interests in this Agreement and any Revolving Note to such other financial institutions (to the extent permitted by this Agreement) so long as such financial institution or other Person first agrees in writing to hold such information in confidence in accordance with the foregoing provisions of this Section 9.17.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:                                       RUDDICK CORPORATION

                                                               By:  /s/ JOHN B. WOODLIEF
                                                               Name:  John B. Woodlief
                                                               Title: Vice President-Finance

AGENT:                                                WACHOVIA BANK, NATIONAL
                                                                ASSOCIATION,
                                                                in its capacity as Administrative Agent

                                                                By:  /s/ MARTHA M. WINTERS
                                                                Name:  Martha M. Winters
                                                                Title: Vice President

LENDERS:                                             WACHOVIA BANK, NATIONAL
                                                                 ASSOCIATION

                                                                 By:  /s/ MARTHA M. WINTERS
                                                                 Name:  Martha M. Winters
                                                                 Title:  Vice President

                                                                  RBC CENTURA BANK

                                                                   By:  /s/ JOHN A. KRUSOE
                                                                   Name:  John A. Krusoe
                                                                   Title: Commercial Banking Officer

                                                                    BRANCH BANKING AND TRUST COMPANY

                                                                     By:  /s/ STUART M. JONES
                                                                     Name: Stuart M. Jones
                                                                     Title:  Senior Vice President

Schedule 1.1(a)

NOTICE OF ACCOUNT DESIGNATION

Dated May 14, 2002

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement referred to below
One Wachovia Center, 5th Floor
Charlotte, NC 28288

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you by RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), under Section 4.1(e) of the Credit Agreement dated as of May 14, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among the Borrower, the several banks and other financial institutions from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent.

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate in writing to the Administrative Agent one or more other accounts:

                            [______________________]
                           ABA Routing Number [_______]
                            Account #[__________]

Notwithstanding the foregoing, on the Closing Date (as defined in the Credit Agreement), funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.


IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this ____ day of May, 2002.

                                                                              RUDDICK CORPORATION

                                                                             By: ___________________________
                                                                             Name: _________________________
                                                                             Title: __________________________


Schedule 2.1(a)

LENDERS AND COMMITMENTS

Lender	Revolving Committed Amount	Revolving Commitment Percentage	LOC Committed Amount	LOC Commitment Percentage

Wachovia Bank, National Association	$33,333,333.34	33.333334%	$8,333,333.50	33.333334%
RBC Centura Bank	$33,333,333.33	33.333333%	$8,333,333.25	33.333333%
Branch Banking and Trust Company	$33,333,333.33	33.333333%	$8,333,333.25	33.333333%
Total:	$100,000,000	100%	$25,000,000	100%


Schedule 2.1(b)(i)

FORM OF NOTICE OF BORROWING

[Date]

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement referred to below
One Wachovia Center, 5th Floor
Charlotte, NC 28288

Ladies and Gentlemen:

            Pursuant to subsection 2.1(b) of the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") dated as of May 14, 2002 among RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto, , and Wachovia Bank, National Association, as Administrative Agent, the Borrower hereby requests that the following Loans be made on [date] as follows (the "Proposed Borrowing"):

I.           Revolving Loans requested:

(1) Total Amount of Revolving Loans              $__________________   (2) Amount of (1) to be allocated
      to LIBOR Rate Loans                               $__________________   (3) Amount of (1) to be allocated
      to LIBOR Market Index Rate Loans.         $__________________   (4) Amount of (1) to be allocated
       to Alternate Base Rate Loans.                   $__________________

(5) Interest Periods and amounts to be allocated
     thereto in respect of the LIBOR Rate Loans
     referenced in (2) (amounts must total (2)):

 (i) one month.                                          $__________________
(ii) two months                                         $__________________
(iii) three months                                       $__________________
(iv) six months                                          $__________________
Total LIBOR Rate Loans                         $__________________ NOTE: BORROWINGS MUST BE IN MINIMUM AMOUNTS OF (A) WITH RESPECT TO LIBOR RATE LOANS AND LIBOR
MARKET INDEX RATE, $500,000 AND $100,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $250,000 AND $100,000 INCREMENTS IN EXCESS THEREOF. Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties made by the Borrower in the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

                                                                           Very truly yours,

                                                                          RUDDICK CORPORATION

                                                                         By:_________________________
                                                                        Name:_______________________
                                                                        Title:________________________


Schedule 2.1(d)

FORM OF REVOLVING NOTE

$______________                                                                                            May 14__, 2002

           FOR VALUE RECEIVED, the undersigned, RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), hereby unconditionally promises to pay, on the Termination Date (as defined in the Credit Agreement referred to below), to the order of ______________________ (the "Lender") at the office of Wachovia Bank, National Association located at ____________________, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) ____________________ DOLLARS ($_____________), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1(a) of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, under the circumstances described in the Credit Agreement and to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

           The holder of this Note is authorized to endorse the date and amount of each Revolving Loan pursuant to Section 2.1(a) of the Credit Agreement and each payment of principal and interest with respect thereto and its character as a LIBOR Rate Loan, a LIBOR Market Index Rate Loan or an Alternate Base Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

           This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of May 14_, 2002 among the Borrower, the Lender, the other banks and financial institutions from time to time parties thereto, and Wachovia Bank, National Association, as administrative agent (the "Administrative Agent") for the Lenders (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), and is entitled to the benefits thereof. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

           Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

           All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.


           This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

                                                                                RUDDICK CORPORATION

                                                                               By:______________________
                                                                              Name:____________________
                                                                               Title:_____________________


SCHEDULE 1
to
Revolving
Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan¹	Interest Rate	Interest Period	Maturity Date	Principal Paid or Converted	Principal Balance	Notation Made By
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________

_______________________
¹
   The type of Loan may be represented by "L" for LIBOR Rate Loans, "ABR" for Alternate Base Rate Loans or "LMIR" for LIBOR Market Index Rate Loans.


Schedule 2.8

FORM OF NOTICE OF CONVERSION/EXTENSION

[Date]

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement referred to below
One Wachovia Center, 5th Floor
Charlotte, NC 28288

Ladies and Gentlemen:

            Pursuant to Section 2.9 of the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") dated as of May 14, 2002 among RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the Borrower hereby requests conversion or extension of the following Loans be made on [date] as follows (the "Proposed Conversion/Extension"):

Applicable Loan to be Converted/Extended

(1) Total Amount of Loans to be
     converted/extended                                  $_____________________

(2) Amount of (1) to be allocated

                                  to LIBOR Rate Loans                              $_____________________
  (3) Amount of (1) to be allocated
      to LIBOR Market Index Rate Loans      $_____________________ (4) Amount of (1) to be allocated
     to Alternate Base Rate Loans                 $_____________________

(5) Interest Periods and amounts
     to be allocated thereto in respect of
     the LIBOR Rate Loans referenced
     in (2) (amounts must total (2)):

              (i) one month                                    $______________________

(ii) two months                                  $______________________
(iii) three months                               $______________________
(iv) six months                                   $______________________
Total LIBOR Rate Loans                 $_______________________ Terms defined in the Credit Agreement shall have the same meanings when used herein. The undersigned hereby certifies that, as of the date hereof and as of the date of the Proposed Conversion/Extension, no Default or Event of Default has occurred and is continuing, or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof.                                                                                                     Very truly yours,

                                                                                                    RUDDICK CORPORATION

                                                                                                    By:___________________
                                                                                                    Name:_________________
                                                                                                    Title:__________________


Schedule 2.16

2.16 CERTIFICATE

                Reference is hereby made to the Credit Agreement, dated as of May 14, 2002, among RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement. Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

                                                                                                     [NAME OF LENDER]

                                                                                                     By:___________________________
                                                                                                     Name:_________________________
                                                                                                    Title:__________________________


Schedule 9.6(c)

FORM OF COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT

         Reference is made to the Credit Agreement, dated as of May 14, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among RUDDICK CORPORATION, a North Carolina corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         ___________________ (the "Transferor Lender") and __________________(the "Purchasing Lender") hereby agree as follows:

          1. The Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender without recourse to the Transferor Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender without recourse to the Transferor Lender, as of the Transfer Effective Date (as defined below), a _____% interest (the "Assigned Interest") in and to the Transferor Lender's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 attached hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on such Schedule 1.

         2. The Transferor Lender (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Transferor Lender has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of their Subsidiaries or any other obligor or the performance or observance by the Borrower, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Revolving Note held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent exchange the attached Revolving Note for a new Revolving Note payable to the Purchasing Lender and (ii) if the Transferor Lender has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Revolving Note for a new Revolving Note payable to the Transferor Lender, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

        3. The Purchasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.1 thereof, the financial statements delivered pursuant to Section 5.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the

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time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other loan documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 2.16 of the Credit Agreement.

         4. The effective date of this Commitment Transfer Supplement shall be ________ ___, ____ (the "Transfer Effective Date"). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date.

         5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or, with respect to the making of this assignment, directly between themselves.

          6. From and after the Transfer Effective Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

         7. This Commitment Transfer supplement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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SCHEDULE 1
TO COMMITMENT TRANSFER SUPPLEMENT
RELATING TO THE CREDIT AGREEMENT, DATED AS MAY 14, 2002,
AMONG
RUDDICK CORPORATION,
THE LENDERS NAMED THEREIN,
AND
WACHOVIA BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT FOR THE LENDERS
(IN SUCH CAPACITY, THE "ADMINISTRATIVE AGENT"),

         Name of Transferor Lender:

        Name of Purchasing Lender:

        Transfer Effective Date of Assignment:

                   Credit                             Principal                                      Commitment Percentage
           Facility Assigned             Amount Assigned                                    Assigned²

                                              $______________ _                               _____________%

[NAME OF PURCHASING LENDER]                                  [NAME OR TRANSFEROR LENDER]

By_____________________________                                By_____________________________
Name:                                                                                    Name:
Title:                                                                                       Title:

________________________
²
 Calculate the Commitment percentage that is assigned to at least 10 decimal places and show as a percentage of the aggregate Commitments of all Lenders.

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Consented to and Accepted by:

WACHOVIA BANK,
NATIONAL ASSOCIATION,
as Administrative Agent

By:_____________________
Name:__________________
Title:____________________